SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549


                                   FORM 8-K


                                CURRENT REPORT


                        PURSUANT TO SECTION 13 OR 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported): October 30, 1998



                          SMITHWAY MOTOR XPRESS CORP.
            (Exact name of registrant as specified in its charter)




          NEVADA                      000-20793                  42-1433844
(State or other jurisdiction   (Commission File Number)    (IRS Employer ID No.)
      of incorporation)



      2031 Quail Avenue, Fort Dodge, Iowa                50501
      (Address of principal executive offices)        (Zip Code)


  Registrant's telephone number, including area        (515) 576-7418








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ITEM 2.  Acquisition or Disposition of Assets

      Smithway Motor Xpress Corp., a Nevada corporation ("SMXC"), is the reporting company under this Form 8-K. On October 30, 1998, SMXC formed a new, wholly-owned subsidiary ("New JHT") in connection with the purchase of certain assets from the following related businesses: JHT, Inc., a Minnesota corporation ("Old JHT"); JHT LOGISTICS, INC., a Minnesota corporation; Bass Brook Truck Service, Inc., a Minnesota corporation; and JERDON TERMINAL HOLDINGS, LLC, a Minnesota limited liability company (individually a "Seller" and together the "Sellers" or the "Related Businesses").

      The Related Businesses operated a terminal in Cohasset, Minnesota from which they provided regional, dry van, truckload transportation of general commodities. The Related Businesses generated approximately $24 million in combined revenue in 1997. New JHT intends to continue operating the equipment in this manner, using the assets acquired to augment the existing operations of SMXC's other wholly-owned subsidiaries. SMXC is a truckload carrier that provides nationwide transportation of diversified freight, concentrating primarily on the flatbed segment of the truckload market.

      Effective October 30, 1998, New JHT consummated the acquisition of certain assets owned by the Related Businesses pursuant to the Asset Purchase Agreement dated September 23, 1998 (the "Agreement"). The Agreement called for a purchase price of approximately $12.5 million in cash, the first $10.2 million of which was paid directly to the Sellers' creditors to retire all obligations and remove all liens relating to the certain assets acquired. The purchased assets included tractors, trailers, prepaid licenses, miscellaneous assets and inventory, and mobile communication terminals. The purchase of the terminal location and 12 surrounding acres from JERDON TERMINAL HOLDINGS, LLC is contingent upon the results and any required remediation in connection with an environmental survey of the property. In the interim New JHT is renting the terminal for $100 per day.

      Under the Agreement, the Sellers, their shareholders or members, and the spouses of the shareholders or members are prohibited from competing in the truckload freight transportation business for a period of three years after the later of the individual shareholder or spouse's final day of employment by SMXC or any affiliate or the date of Closing. Following the Closing for a period of six months, Jerry H. Hammann will provide consulting services to New JHT and SMXC's other wholly-owned subsidiaries, as an independent contractor. No consideration separate from the Agreement itself is allocated to either the noncompetition or consultation undertakings.

      SMXC increased its line of credit with LaSalle National Bank to finance the transaction. The consideration exchanged was determined through arms'-length negotiations. There is no material relationship between the Related Businesses or their shareholders or members and SMXC, New JHT, or SMXC's other wholly-owned subsidiaries, any of their affiliates, any of their directors or officers, or any associate of any such director or officer.


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      The reporting company is not required to file financial  statements of the acquired entity or pro forma financial statements in connection with this Current Report on Form 8-K.

ITEM 7.  Exhibits.

      The terms of the acquisition are more fully described in the Agreement and the First Amendment to the Asset Purchase Agreement and Real Estate Purchase Agreement, copies of which are attached hereto as Exhibits 2.1 and 2.2, respectively. In addition, the SMXC press release announcing the acquisition is filed herewith as Exhibit 99.

      2.1 Asset Purchase Agreement dated September 23, 1998, by and among Smithway Motor Xpress, Inc., JHT, Inc.; LOGISTICS, INC.; Bass Brook Truck Service, Inc.; JERDON TERMINAL HOLDINGS, LLC;, and Jerry H. Hammann, Donna Hammann, Vicki Dunell, Tammi Smith, and Jerry S. Hammann*

      2.2 First Amendment to Asset Purchase Agreement and Real Estate Purchase Agreement dated October 29, 1998, by and among SMITHWAY MOTOR XPRESS, INC.; JHT, Inc.; JHT LOGISTICS, INC.; Bass Brook Truck Service, Inc.; JERDON TERMINAL HOLDINGS, LLC; and Jerry H. Hammann, Donna Hammann, Vicki Dunnell, Tammi Smith, and Jerry S. Hammann*

      99    Press release issued by SMXC announcing the transaction
------------------------

      * All of the schedules and exhibits have been omitted. SMXC hereby agrees to furnish supplementally to the Commission a copy of any schedule or exhibit omitted upon the Commission's request.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    SMITHWAY MOTOR XPRESS CORP.

Date: November 10, 1998             By: /s/ G. LARRY OWENS
                                        G. Larry Owens, Executive Vice President
                                        and Chief Operating Officer



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